STOCK AGREEMENT

This Stock Agreement (the “Agreement”), dated as of April 13, 2017, confirms our understanding with respect to the issuance of Common Stock of Liberated Syndication Inc. (the “Company”) to Douglas Polinsky (the “Director”) with respect to the matters set forth herein.

The Board of directors has awarded 300,000 shares of the Company’s common stock (the “stock”), subject to certain milestones and forfeiture clauses, to the director.  In an effort to incentivize the Directors, the Board of Directors has set forth the follow milestones and forfeiture clauses for these shares of stock.

1.    $25 Million Market Cap

When the company obtains a $25Million average market cap for any 5 consecutive days, the director will retain 25% of the stock (75,000 shares).  If not obtained within 12 months of the date of this agreement, 25% of the stock will be forfeited by the director.

2.    $50 Million Market Cap

When the company obtains a $50Million average market cap for any 5 consecutive days, the director will retain 25% of the stock (75,000 shares).  If not obtained within 18 months of the date of this agreement, 25% of the stock will be forfeited by the director.

3.    $75 Million Market Cap

When the company obtains a $75Million average market cap for any 5 consecutive days, the director will retain 25% of the stock (75,000 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock will be forfeited by the director.

4.    Up-list to NASDAQ

The date the Company up-lists to NASDAQ, the director will retain 25% of the stock (75,000 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock will be forfeited by the director.

ACCEPTED AND AGREED TO:

Douglas Polinsky

By:/s/ Douglas Polinsky

Name: Douglas Polinsky

Liberated Syndication Inc.

By:  /s/ Christopher Spencer

Name:  Christopher Spencer

Title:  Board Chair and CEO